Investor Relations:	Media Relations:
Kathleen Nemeth	Cindy Ta
Juniper Networks	Juniper Networks
408-936-5397 kbela@juniper.net	408-936-6131 cta@juniper.net

JUNIPER NETWORKS ANNOUNCES NEW COMMON STOCK REPURCHASE AUTHORIZATION OF UP TO $1 BILLION

SUNNYVALE, Calif., June 11, 2012 –Juniper Networks (NYSE: JNPR), the industry leader in network innovation, today announced a new stock repurchase program which enables the Company to purchase up to $1 billion of the Company’s common stock.

This new authorization is in addition to the $1 billion stock repurchase program approved in 2010. As of March 31, 2012, there was approximately $162.2 million of remaining authorized funds under the 2010 stock repurchase program.

This authorization will enable the Company to continue its on-going share maintenance plan which is designed to reduce dilution from the issuance of shares related to its employee stock plans.  Share repurchases under Juniper’s stock repurchase programs will be subject to a review of the circumstances in place at the time and will be made from time to time in private transactions or open market purchases as permitted by securities laws and other legal requirements. The programs may be discontinued at any time.

About Juniper Networks
Juniper Networks is in the business of network innovation. From devices to data centers, from consumers to cloud providers, Juniper Networks delivers the software, silicon and systems that transform the experience and economics of networking. Additional information can be found at Juniper Networks (www.juniper.net) or connect with Juniper on Twitter and Facebook.

Juniper Networks is a registered trademark of Juniper Networks, Inc. in the United States and other countries. The Juniper Networks logo is a trademark of Juniper Networks, Inc. All other trademarks, service marks, registered trademarks, or registered service marks are the property of their respective owners.

This press release contains forward-looking statements about Juniper’s common stock repurchase program, including the maximum amounts that may be purchased under the program. The statements are based on current expectations, estimates and projections, are not guarantees of future performance, and are subject to certain risks, uncertainties and other factors, some of which are beyond Juniper’s control and are difficult to predict, including, but not limited to, changes in the market price of Juniper’s common stock and changes in Juniper’s financial results, financial condition and cash requirements. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Juniper undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

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